Press Release

                                                             First Essex Bancorp
                                                      --------------------------

                                                           FOR IMMEDIATE RELEASE
                                                                  March 30, 1998


MEDIA                                                  First Essex Bancorp, Inc.
CONTACT                                  Announces Purchase of Five CFX Branches



[square] Leonard A. Wilson
         William F. Burke
         (978) 681-7500

         Andover, MA, March 30, 1998 - Leonard A. Wilson, President and Chief Executive Officer of First Essex Bancorp, Inc., announced today that First Essex Bank, FSB, its wholly owned subsidiary, has signed a definitive agreement with CFX Bank to acquire five branches with total deposits of $159 million in Southern Hew Hampshire. The transaction is expected to close near the end of the second quarter. CFX Corporation, the holding company of CFX Bank, signed a definitive agreement to be acquired by Peoples Heritage Financial Group Inc. on October 27, 1997 and is selling the branches in order to meet regulatory requirements dictated by the merger.

         In announcing the transaction, Mr. Wilson stated "We are very pleased to have the opportunity to further expand our New Hampshire presence through the acquisition of these branches. We look forward to sharing First Essex's commitment to full service, personal banking with our new customers."

         The acquisition adds three branches to First Essex's existing franchise in Hillsborough County, NH for a total presence in the county of four branches. First Essex also establishes a presence in nearby Merrimack County, NH through the addition of two branches in the attractive Concord, NH market. Following the completion of the acquisition, First Essex will have a total of twenty branches. The ten New Hampshire branches will represent approximately $400 million in deposits in Rockingham, Hillsborough and Merrimack Counties, NH.

         Under the agreement, First Essex will acquire, in addition to about $159 million in deposits, $67 million in consumer and commercial loans, and $2 million in real and personal property attributable to the branches. All employees associated with the branches will be offered employment with First Essex.

         Wilson further added, "Our existing customers in Massachusetts and New Hampshire will benefit from the additional convenience of an expanded branch network. In addition, our well established organization and management structure enables us to absorb these branches with little additional fixed overhead. This transaction is expected to be accretive to earnings in 1998 and enhance the overall value of our banking franchise."

         First Essex will be communicating soon to branch customers to explain how their banking relationships will be handled following the transfer. "We will be working to ensure a smooth transition over the coming months, and the transition should be virtually transparent to customers," said Wilson.

         First Essex Bancorp, Inc., headquartered in Andover, MA, is the holding company of First Essex Bank, FSB, a federally chartered savings bank. First Essex, originally founded in 1847, operates ten branch-banking offices in Andover, North Andover, Lawrence, Lowell, Methuen and Haverhill, MA and five in Londonderry, Pelham, Salem and Windham, NH. At December 31, 1997, First Essex had total assets of $1.2 billion, total deposits of $744.3 million and total equity of $91.1 million.